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                                    EXHIBIT 4.1

                                   DELFIN SYSTEMS

                               1990 STOCK OPTION PLAN


          (Assumed by The Titan Corporation effective October 26, 1998)


       I.     PURPOSES OF THE PLAN

              This Plan is intended to promote the interests of the Company, by providing a method whereby (i) key employees of the Company responsible for the management, growth and financial success of the Company, (ii) the non-employee members of the Board and (iii) consultants and independent contractors who provide valuable services to the Company may be offered incentives and rewards which will encourage them to acquire a proprietary interest, or otherwise increase their proprietary interest, in the Company and continue to render services to the Company.

       II.    DEFINITIONS

              A.     BOARD shall mean the Board of Directors of Delfin Systems.

              B. CHANGE IN CONTROL shall mean the acquisition of twenty-five percent (25%) or more of the Company's outstanding voting stock pursuant to a tender or exchange offer (I) which is made by a person or group of related persons other than the Company or a person that directly or indirectly controls, is controlled by or is under common control with the Company and (II) which the Board does not recommend the Company's shareholders to accept.

              C. CODE shall mean the Internal Revenue Code of 1986, as amended.

              D. COMPANY shall mean Delfin Systems, a California corporation, and its parent and subsidiary corporations.

              D. CORPORATE TRANSACTION shall mean one or more of the following transactions:

                     (i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the State of the Company's incorporation, or

                     (ii) any reverse merger in which The Company is the surviving entity but in which all of The Company's outstanding voting stock is transferred to the acquiring entity or its wholly-owned subsidiary.

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              F.     EMPLOYEE shall mean an individual who is in the employ
of the Company. An optionee shall be considered to be an Employee for so long as such individual remains in the employ of the Company.

              G. EXERCISE DATE shall be the first date on which the Company shall have received both written notice of the exercise of an option and payment of the option price for the purchased shares.

              H. FAIR MARKET VALUE of a share of Common Stock on any relevant date for all valuation purposes under the Plan shall mean the value determined by the Board after taking into account such factors as the Board shall deem appropriate. The Board's determination of Fair Market Value shall be final and binding upon all persons having an interest in the Plan.

              I. INCENTIVE OPTION shall mean an incentive stock option which satisfies the requirements of Section 422 of the Code.

              J. NON-STATUTORY OPTION shall mean an option not intended to meet the requirements for an Incentive Option.

              K. PARENT corporation shall have the meaning assigned to such term in Section 424(e) of the Code.

              L. PERMANENT DISABILITY shall have the meaning assigned to such term in Section 22(e)(3) of the Code.

              M.     The PLAN shall mean this 1990 Stock Option Plan of the
Company.

              N. SERVICE shall mean the provision of services to the Company by an individual in the capacity of an Employee, a nonemployee member of the board of directors or an independent consultant or advisor, unless a different meaning is specified in the option agreement evidencing the option grant and/or the purchase agreement evidencing the purchased optioned shares. An optionee shall be deemed to remain in Service for so long as such individual renders services to the Company on a periodic basis in the capacity of an Employee, a non-employee member of the Board or an independent consultant or advisor.

              O. SUBSIDIARY corporation shall have the meaning assigned to such term in Section 424(f) of the Code.

              P. 10% SHAREHOLDER shall mean the owner of stock (as determined under Section 424(d) of the Code) possessing 10% or more of the total combined voting power of all classes of stock of the Company.

       III.   ADMINISTRATION OF THE PLAN

              The Plan shall be administered by the Board. The Board shall have full power and authority (subject to the provisions of the Plan) to establish such rules and regulations as it may deem appropriate for the proper administration of the Plan and to make such determinations

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under, and issue such interpretations of, the Plan and any outstanding option as it may deem necessary or advisable. Decisions of the Board shall be final and binding on all parties who have an interest in the Plan or any outstanding option.

       IV.    ELIGIBILITY FOR OPTION GRANTS

              The persons eligible to receive option grants under the Plan are as follows:

                     (i) key employees (including officers and directors) of the Company;

                     (ii)   the non-employee members of the Board; and

                     (iii) consultants or independent contractors to the Company.

              The Board shall have full authority to determine which eligible individuals are to receive option grants under the Plan, the number of shares to be covered by each such grant, whether the granted option is to be an Incentive Option or a Non-Statutory Option, the time or times at which each such option is to become exercisable, and the maximum term for which the option is to be outstanding.

       V.     STOCK SUBJECT TO THE PLAN

              The stock issuable under the Plan shall be shares of the Company's authorized but unissued or reacquired Common Stock. The aggregate number of shares which may be issued over the term of the Plan shall not exceed 1,100,000 shares.(1) The total number of shares issuable under the Plan shall be subject to adjustment from time to time in accordance with the provisions of this Section V.

              The shares available for subsequent option grants under the Plan include (i) shares subject to the portion of an option which expires or terminates for any reason prior to exercise in full and (ii) options cancelled in accordance with the cancellation-regrant provisions of Section IX of the Plan. The shares that shall NOT be available for subsequent option grants under the Plan include (i) shares subject to any option or portion thereof surrendered in accordance with the Limited Surrender Rights provisions of Section X of the Plan and (ii) shares repurchased by The Company pursuant to its repurchase rights under the Plan.

              In the event any change is made to the Common Stock issuable under the Plan by reason of (i) any Corporate Transaction or (ii) any stock split, stock dividend, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without receipt of consideration, then appropriate adjustments shall be made to (I) the aggregate class and/or number of shares issuable under the Plan and (II) the class and/or number of shares

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(1)  This number would be 552,310 shares of The Titan Corporation Common
Stock after the assumption of the Delfin Systems 1990 Stock Option Plan by The Titan Corporation in accordance with the terms set forth in the Agreement and Plan of Reorganization by and among The Titan Corporation, Delsys Merger Corp. and Delfin Systems, dated as of June 30, 1998, which provided for conversion using an Exchange Ratio of .5021.

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and price per share of the Common Stock subject to each outstanding option in order to prevent the dilution or enlargement of benefits thereunder. However, no such adjustments shall be made to the extent that such change results in the termination of all outstanding options under the Plan as a result of the Corporate Transaction.

       VI.    TERMS AND CONDITIONS OF OPTIONS

              Options granted pursuant to the Plan shall be authorized by action of the Board and may, at the Board's discretion, be either Incentive Options or Non-Statutory options. Individuals who are not Employees may only be granted Non-Statutory options. Each granted option shall be evidenced by one or more agreements in the form approved by the Board; PROVIDED, however, that each such agreement shall comply with and incorporate the terms and conditions specified below. Each agreement evidencing an Incentive Option shall, in addition, be subject to the applicable provisions of Section VII.

              1.     OPTION PRICE.

              A. The option price per share shall be fixed by the Board; PROVIDED, however, that in no event shall the option price per share be less than eighty-five percent (85%) of the Fair Market Value of a share of Common Stock on the date of the option grant.

              B. The option price per share of the Common Stock subject to an Incentive Option shall in no event be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date of grant.

              C. If any individual to whom an option is to be granted pursuant to the provisions of the Plan is on the date of grant a 10% Shareholder, then the option price per share shall not be less than one hundred and ten percent (110%) of the Fair Market Value of one share of Common Stock on the date of grant.

              D. The option price shall become immediately due upon exercise of the option and shall be payable in one of the alternative forms specified below:

                     (i)    full payment in cash or check; or

                     (ii) full payment in shares of Common Stock held by the optionee for the requisite period necessary to avoid a charge to the Company's earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date; or

                     (iii) payment through a combination of shares of Common Stock held by the optionee for the requisite period necessary to avoid a charge to the Company's earnings for financial reporting purposes and valued at Fair Market Value on the Exercise Date and cash or check, equal in the aggregate to the option price.

              2. EXERCISE OF OPTIONS. Each option granted under the Plan shall be immediately exercisable upon grant, except to the extent the Board shall determine that immediate exercise would contravene any applicable limitations such as the $100,000 limitation

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set forth in Section VII.B below, in which case the Board shall indicate the applicable exercise schedule in one or more of the instruments evidencing the option grant.

              3. TERM OF OPTIONS. No option shall have a maximum term in excess of ten (10) years from the grant date.

              4. OPTIONS NON-TRANSFERABLE. During the lifetime of the optionee, the option shall be exercisable only by the optionee and shall not be assignable or transferable by the optionee otherwise than by will or by the laws of descent and distribution.

              5.     EFFECT OF TERMINATION OF EMPLOYMENT.

              A. Should an optionee cease to remain in Service for any reason (other than death or Permanent Disability) while the holder of one or more outstanding options under the Plan, then such option or options shall not remain exercisable for more than a three (3) month period (or such shorter period determined by the Board and specified in the option agreement) following the date of such cessation of Service.

              B. Should an optionee cease to remain in Service due to Permanent Disability while the holder of one or more outstanding options under the Plan, then such option or options shall not remain exercisable for more than a twelve (12) month period (or such shorter period determined by the Board and specified in the option agreement) following the date of such cessation of Service.

              C. Any option granted to an optionee under the Plan and exercisable in whole or in part on the date of the optionee's death may be subsequently exercised by the personal representative of the optionee's estate or by the person or persons to whom the option is transferred pursuant to the optionee's will or in accordance with the laws of descent and distribution, PROVIDED such exercise occurs at any time within eighteen (18) months following the date of the optionee's cessation of Service.

              D. Notwithstanding subparagraphs A, B, and C above, under no circumstances shall an option be exercisable after the specified expiration date of the option term. Upon the expiration of the permitted exercise period or (if earlier) upon the expiration of the option term, the option shall terminate and cease to be exercisable.

              E. Each option exercisable after cessation of Service shall, during the period specified in subparagraphs A, B, or C above (or such shorter period specified in the option agreement), be exercisable only to the extent of the number of shares (if any) for which the option is exercisable on the date of such cessation of Service. However, the Board shall have complete discretion, exercisable either at the time the option is granted or at the time the optionee ceases Service, to establish as a provision applicable to the exercise of one or more options granted under the Plan that during the limited period of exercisability following the cessation of Service, the option may be exercised not only with respect to the number of shares for which it is exercisable at the time of the optionee's cessation of Service but also with respect to one or more

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subsequent installments of purchasable shares for which the option would otherwise have become exercisable had such cessation of Service not occurred.

              F. The Board shall have full power and authority to extend the period of time for which the option is to remain exercisable following the optionee's termination of Service from the three (3) month (eighteen (18) months in the case of death or twelve (12) months in the case of Permanent Disability) or shorter period set forth in the option agreement to such greater period of time as the Board shall deem appropriate; PROVIDED, that in no event shall such option be exercisable after the specified expiration date of the option term.

              6.     SHAREHOLDER RIGHTS.

                     An optionee shall have none of the rights of a shareholder with respect to any shares covered by the option until such individual shall have exercised the option and paid the option price.

              7.     REPURCHASE RIGHTS; RIGHT OF FIRST REFUSAL.

                     The shares of Common Stock acquired upon the exercise of options granted under the Plan shall be subject to one or more repurchase rights of the Company in accordance with the following provisions:

              A. The Company shall have the right, exercisable upon the optionee's cessation of Service, to repurchase at the option price all unvested shares of Common Stock at the time held by the optionee under each option granted under the Plan as a result of one or more prior exercises of such option. The Company shall not have the right to elect to purchase less than all of the unvested shares unless it obtains the consent of the optionee to such purchase. Any such repurchase right shall be exercisable by The Company upon such terms and conditions as the Board may specify in the option agreement. Such terms and conditions shall include the establishment of the appropriate vesting schedule and other provision for the expiration of such right in one or more installments over the optionee's period of Service.

              B. All of the Company's outstanding repurchase rights shall automatically terminate, and all purchased shares under the Plan shall immediately vest in full, upon the occurrence of any Corporate Transaction; PROVIDED, however, that no such termination of the repurchase rights or immediate vesting of the purchased shares shall occur if (and to the extent)
(i) the Company's outstanding repurchase rights are to be assigned to the successor corporation (or parent thereof) in connection with the Corporate Transaction or (ii) such termination of repurchase rights and acceleration of vesting are precluded by other limitations imposed by the Board at the time of the option grant. The Board shall, however, have the sole discretion, exercisable at the time of the option grant, to provide that the repurchase rights of the Company relating to the option shares purchasable under such grant are automatically to lapse upon the Corporate Transaction and are not to be assignable to the successor corporation.

              C. Each option granted under the Plan shall be subject to a right of first refusal in favor of the Company with respect to any proposed sale or other disposition by the

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optionee and certain others of any shares of Common Stock issued upon the exercise of such options. Any such right of first refusal shall be exercisable by the Company in accordance with the terms and conditions set forth in the instrument evidencing such right and shall in any event expire upon an initial public offering of the Company's Common Stock, among other events.

       VII    INCENTIVE OPTIONS

              The terms and conditions specified below shall be applicable to all Incentive Options granted under the Plan. Options which are specifically designated as Non-Statutory options when issued under the Plan shall NOT be subject to such terms and conditions.

              A. EMPLOYEES. Incentive Options may only be granted to individuals who are Employees.

              B. OPTION PRICE. The option price limitation of Section VI.1.B shall be applicable to Incentive Options.

              C. DOLLAR LIMITATION. The aggregate Fair Market Value (determined as of the respective date or dates of grant) of the Common Stock for which one or more options granted to any Employee under this Plan (or any other option plan of the Company) may for the first time become exercisable as Incentive Options during any one calendar year shall not exceed the sum of One Hundred Thousand Dollars ($100,000). To the extent the Employee holds two or more such options which become exercisable for the first time in the same calendar year, the foregoing limitation on the exercisability thereof as Incentive Options shall be applied on the basis of the order in which such options are granted.

              Except as modified by the preceding provisions of this Section VII, all the provisions of the Plan shall be applicable to the Incentive Options granted hereunder.

       VIII.  CORPORATE TRANSACTIONS

              A. In the event of a Corporate Transaction, each outstanding option shall be automatically accelerated so that each such option shall, immediately prior to the specified effective date for such Corporate Transaction, become fully exercisable with respect to the total number of shares of Common Stock purchasable under such option and may be exercised for all or any portion of such shares. However, no option which is either to be assumed by the successor corporation or parent thereof or to be replaced with a comparable option to purchase shares of the capital stock of such successor corporation or parent shall be accelerated and no unassumed option shall be so accelerated if and to the extent (i) such option is to be replaced by a comparable cash incentive program of the successor corporation based on the value of the option at the time of the Corporate Transaction, or
(ii) the acceleration of such option is subject to other applicable limitations imposed by the Board in the relevant option agreement. Upon the consummation of a Corporate Transaction, all outstanding options under the Plan shall, to the extent not previously exercised or assumed by the successor corporation or its parent company, terminate and cease to be outstanding.
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              B.     In connection with any such Corporate Transaction, the
exercisability as an Incentive Option of any accelerated options under the Plan shall remain subject to the applicable dollar limitation of Section VII.B.

              C. If the outstanding options under the Plan are assumed by the successor corporation (or parent thereof) in the Corporate Transaction or are otherwise to continue in effect following such Corporate Transaction, then each such assumed or continuing option shall, immediately after such Corporate Transaction, be appropriately adjusted to apply and pertain to the number and class of securities or other property which would have been issuable to the option holder, in consummation of the Corporate Transaction, had the option been exercised immediately prior to such Corporate Transaction. Appropriate adjustments shall also be made to the option price payable per share, PROVIDED the aggregate option price payable for such securities or other property shall remain the same. In addition, the number and class of securities or other property available for issuance under the Plan following the consummation of such Corporate Transaction shall be appropriately adjusted.

              D. The grant of options under this Plan shall in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

       IX.    CANCELLATION AND REGRANT OF OPTIONS

              The Board shall have the authority to effect, at any time and from time to time, with the consent of the affected optionees, the cancellation of any or all outstanding options under the Plan and to grant in substitution therefor new options under the Plan covering the same or different numbers of shares of Common Stock but having an option price per share not less than eighty-five percent (85%) of Fair Market Value (one hundred percent (100%) of Fair Market Value in the case of an Incentive Option or, in the case of a 10% Shareholder, not less than one hundred and ten percent (110%) of Fair Market Value) on the new grant date.

       X.     LIMITED SURRENDER RIGHTS

              A. In the event of a Change in Control at a time when one or more classes of The Company's equity securities are registered under
Section 12(g) of the Securities Exchange Act of 1934 (as amended), then each optionee who is an officer or director at the time subject to the short-swing profit restrictions of the Federal securities laws shall have the right to surrender any or all options held by such individual under this Plan, to the extent such options are at the time exercisable for vested shares, and receive in exchange therefor an appreciation distribution from the Company. The appreciation distribution shall be equal in amount to the excess of (i) the Change in Control Price (on the date of surrender) of the number of shares in which the optionee is at the time vested under the surrendered option or portion thereof over (ii) the aggregate option price payable for such vested shares. The limited surrender right provided by this Section X shall be exercisable for a period not to exceed thirty (30) days from the occurrence of the Change in Control. The approval of the Board shall not be required for such surrender, and the distribution

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to which such individual shall become entitled upon such surrender shall be made entirely in cash.

              B. For purposes of subparagraph A above, the Change in Control Price per share of the vested Common Stock subject to the surrendered option shall be deemed to be equal to the GREATER of (a) the Fair Market Value per share on the date of surrender or (b) the highest reported price per share paid in effecting the Change in Control. However, if the surrendered option is an Incentive Option, then the Change in Control Price of the vested shares subject to the surrendered option shall not exceed the Fair Market Value per share.

       XI.    AMENDMENT OF THE PLAN

              The Board shall have complete and exclusive power and authority to amend or modify the Plan in any or all respects whatsoever; PROVIDED, however, that no such amendment or modification shall, without the consent of the holders, adversely affect the rights and obligations with respect to options at the time outstanding under the Plan; and PROVIDED, further that the Board shall not, without the approval of the Company's shareholders, (i) increase the maximum number of shares issuable under the Plan, except for permissible adjustments under Section V, (ii) materially modify the eligibility requirements for the grant of options under the Plan or (iii) otherwise materially increase the benefits accruing to participants under the Plan.

       XII.   EFFECTIVE DATE AND TERM OF PLAN

              A. The Plan was initially adopted by the Board on December 14, 1990 and was approved by the Company's shareholders on March 1, 1991. The Plan was subsequently amended by the Board on July 17, 1991 to effect certain revisions to conform the Plan to the Maxim Technologies Inc. 1988 Stock Option Plan in order to facilitate the joint administration of the two plans.(2) The amended Plan shall become effective when adopted by the Board, but no option granted under the Plan shall become exercisable unless and until the amendments to the Plan shall have been approved by the Company's shareholders. If such shareholder approval is not obtained within twelve
(12) months after the date of the Board's adoption of the Plan, then all options previously granted under the Plan shall terminate and no further options shall be granted. Subject to such limitation, the Board may grant options under the Plan at any time after the effective date and before the date fixed herein for termination of the Plan.

              B. Unless sooner terminated in accordance with Section VIII, the Plan shall terminate upon the EARLIER of (i) December 13, 2000 or
(ii) the date on which all shares available for issuance under the Plan shall have been issued pursuant to the exercise or surrender of options granted hereunder. If the date of termination is determined under clause (i) above, then options outstanding on such date shall thereafter continue to have force and effect in accordance with the provisions of the instruments evidencing such options.


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(2)  The Plan was assumed by The Titan Corporation, pursuant to an Assignment and Assumption Agreement by and between The Titan Corporation and Delfin Systems, effective October 26, 1998.

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              C.     Options may be granted under this Plan to purchase
shares of Common Stock in excess of the number of shares then available for issuance under the Plan, PROVIDED (i) an amendment to increase the maximum number of shares issuable under the Plan is adopted by the Board prior to the initial grant of any such option and within one year thereafter such amendment is approved by the Company's shareholders and (ii) each option granted is not to become exercisable, in whole or in part, at any time prior to the obtaining of such shareholder approval.

       XIII.  USE OF PROCEEDS

              Any cash proceeds received by the Company from the sale of shares pursuant to options granted under the Plan shall be used for general corporate purposes.

       XIV.   WITHHOLDING

              The Company's obligation to deliver shares upon the exercise of any options granted under Article II or upon the purchase of any shares issued under Article III shall be subject to the satisfaction of all applicable Federal, State and local income and employment tax withholding requirements.

       XV.    REGULATORY APPROVALS

              The implementation of the Plan, the granting of any option hereunder, and the issuance of stock upon the exercise or surrender of any such option shall be subject to the procurement by the Company of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, the options granted under it and the stock issued pursuant to it.

       XVI.   FINANCIAL REPORTS

              The Company shall deliver financial and other information regarding the Company, on an annual or more frequent basis, to each individual holding an outstanding option under the Plan, to the extent the Company is required to provide such information pursuant to Section
260.140.41.2 of the Rules of the California Corporations Commissioner.









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